February 1, 2001

Dear Shareholder:

The enclosed proxy materials describe a proposal to merge the LM Value Institutional Portfolio into the Legg Mason Value Trust. Along with your fund's board of directors, we recommend a vote FOR the proposal. This letter is intended to give you some background on the proposal and to help you understand how it affects you as a shareholder.

Over the last two years, we have realized that our clients will benefit from improved access to information and higher quality service if our institutional funds are offered as part of the existing Legg Mason fund family. In addition, by consolidating the funds, Legg Mason will be able to eliminate redundancies in shareholder reporting and other operations.

If the proposal is approved and implemented, each shareholder of the LM Value Institutional Portfolio will automatically become a shareholder of Legg Mason Value Trust. The Legg Mason Value Trust is managed by the same portfolio manager, Bill Miller, and with the same investment objective and approach as the LM Value Institutional Portfolio. We see this merger as a benefit to you for several reasons:

o Longer-term performance history: The Legg Mason Value Trust commenced operations in 1982.

o Greater fund assets: The Legg Mason Value Trust has approximately $11.8 billion in assets as of 12/31/00. Greater assets reduce the possibility that a redemption by a large shareholder could adversely impact the fund.

o Tax-free event: The proposed merger will be a tax-free transaction for taxable investors.

Your vote is important no matter how many shares you own. We have included for your reference a copy of the Legg Mason Equity Funds Institutional and Financial Intermediary Class Prospectus. Please feel free to call us at 1-888-425-6432 if you have any questions or need additional information about the proposal.

Sincerely,



Thomas J. Hirschmann
Managing Director